Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMN Healthcare Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑73482, No. 333‑117695, No. 333‑133227, No. 333‑133305, No. 333‑142187, No. 333‑158523, No. 333‑180856, No. 333‑180857, No. 333‑194484, and No. 333‑217553) on Form S-8 of AMN Healthcare Services, Inc. and subsidiaries (the Company) of our reports dated February 26, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of AMN Healthcare Services, Inc. and subsidiaries.
Our report on the consolidated financial statements refers to a change in method of accounting for leases due to the adoption of Accounting Standards Update 2016-02, Leases, and related amendments.
Our report dated February 26, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Stratus Video internal control over financial reporting associated with total assets of $537.1 million (of which $483.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenue of $116.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Stratus Video.

/s/ KPMG LLP

San Diego, California
February 26, 2021